Exhibit 99.1

Press Release

AMSC REPORTS FIRST QUARTER

FISCAL 2007 FINANCIAL RESULTS

•	Revenues Increased 41% Year Over Year

•	AMSC Power Systems Revenues Increased 305% Year Over Year

•	Backlog of $75 Million as of June 30 Increased to Approximately $140 Million in July

•	Fiscal 2007 Revenue Forecast Increased to a Range of $85 Million to $90 Million

•	Company Expects to Approach Positive EBITDAS in Q4 FY2007; on Track to Achieve Positive EBITDAS for FY2008

•	Balance Sheet Strengthened with $94 Million in Net Proceeds from Follow-on Offering

WESTBOROUGH, Mass., August 9, 2007 – AMSC (American Superconductor Corporation – NASDAQ: AMSC), a leading energy technologies company, today reported financial results for its fiscal first quarter ended June 30, 2007.

Revenues for the first quarter (ended June 30, 2007) of fiscal 2007 (ending March 31, 2008) were $19.8 million, a 41 percent increase from $14.0 million in revenues for the first quarter of fiscal 2006. The company’s net loss for the first quarter of fiscal 2007, which included a number of unusual items, was $9.7 million, or $0.27 per share. The unusual items in this figure included approximately $2.9 million, or $0.08 per share, in charges primarily related to a higher mark to market valuation adjustment on an outstanding warrant required by increases in the company’s stock price, restructuring and impairment charges in the company’s AMSC Superconductors business unit, and the write off of a SuperVAR® synchronous condenser the company had planned to ship to a customer. The net loss also includes $1.2 million of amortization of acquisition-related intangibles that were not included in the prior-year quarter’s net loss. The company’s net loss for the prior-year quarter was $6.7 million, or $0.20 per share.

Earnings before interest, taxes, other income and expense, depreciation, amortization and stock-based compensation (EBITDAS) was a loss of $5.3 million for the quarter ended June 30, 2007 compared to a loss of $5.6 million for the prior-year quarter ended June 30, 2006. Please refer to the financial schedules attached to this press release for a reconciliation between net loss and EBITDAS.

The company ended the first quarter of fiscal 2007 with $30.5 million in cash, cash equivalents and short-term investments, compared with $35.3 million on March 31, 2007. Subsequent to the close of the quarter, AMSC completed a follow-on stock offering that yielded approximately $94 million in net proceeds to the company.

The company’s total backlog of orders and contracts was $75 million on June 30, 2007. Subsequent to the close of the quarter, the company received a record commercial order from Sinovel Wind in China, which contributed to an increase in backlog to approximately $140 million as of July 31, 2007. This figure does not include awards of up to $24 million and $21.7 million from the Department of Homeland Security (DHS) and the Department of Energy (DOE), respectively. The terms and conditions for these awards are being negotiated and are expected to be finalized in fiscal 2007. AMSC’s backlog on March 31, 2007 was approximately $80 million.

“AMSC got off to a strong start in fiscal 2007 as AMSC Power Systems delivered another record quarter of revenues and AMSC Superconductors won several significant new project awards,” said Greg Yurek, founder and chief executive officer. “AMSC Power Systems generated several additional orders for our D-VAR® grid interconnection solution for wind farms, received a contract to develop a wind turbine system for a Chinese company – the third Chinese manufacturer to adopt our wind turbine designs – and won a series of new orders from industrial companies for our new PQ-SVC™ industrial power quality product. With a broad suite of offerings for the wind power, utility and industrial markets, AMSC Power Systems is poised to double its sales yet again this fiscal year.

“The first quarter of fiscal 2007 was also a time of great accomplishment for AMSC Superconductors,” Yurek continued. “In May, we announced a powerful new solution for utilities – Secure Super Grids™. This high temperature superconductor (HTS) solution enables utilities to deliver more power through the grid while also suppressing power surges that can disrupt service. We are currently negotiating the terms of a contract to deploy our Secure Super Grids technology in Consolidated Edison’s grid in Manhattan.”

In addition, in June 2007, AMSC received two of five competitively bid project awards from DOE for the development and deployment of HTS power grid solutions that will incorporate the company’s proprietary 344 superconductors. One is for an HTS cable project with Long Island Power Authority and the other is for a fault current limiter project with Southern California Edison.

Recent Developments

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$70 Million Wind Power Order: In July 2007, AMSC received a follow-on $70 million order for wind turbine electrical systems from Beijing-based Sinovel Wind Corporation Limited. The order calls for AMSC’s wholly-owned subsidiary, AMSC Windtec, to ship the customized electrical systems to Sinovel in calendar 2008 for use in Sinovel’s 1.5 megawatt (MW) wind energy systems. To date, AMSC Windtec has received approximately $120 million worth of electrical system orders from Sinovel.

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Stock Offering: On July 25, 2007, AMSC completed an underwritten public offering of 4,700,000 shares of its common stock at a price to the public of $21.25 per share, yielding approximately $94 million in net proceeds to the company.

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PQ-SVC™ Orders: AMSC announced in July 2007 a series of orders for its Power Quality-Static VAR Compensator, or PQ-SVC, offering. The PQ-SVC solution was added to AMSC’s product suite through the acquisition in April 2007 of Pennsylvania-based Power Quality Systems, Inc. This product eliminates voltage sags and flicker, giving electric distribution companies and manufacturing operations a cost-effective way to safely connect large electrical loads to the local power grid.

Financial Forecast Update

“The foundation has been laid for solid growth in the coming quarters,” said David Henry, Senior Vice President and Chief Financial Officer. “With the resources to fully capitalize on our growth opportunities now available as a result of our recently completed stock offering, we are driving hard to achieve our profitability objectives. Based on the momentum we continued to build in the first quarter, we are now anticipating revenues for fiscal 2007 to increase approximately 67 percent year over year to a range of $85 million to $90 million, up from our previous forecast of $75 million to $80 million. We expect our net loss for the fiscal year will be in the range of $21 million to $24 million, or $0.54 to $0.62 per share, based on an expected 39 million weighted average shares outstanding. This compares with our previous forecast of $22 million to $25 million.

“We believe we will approach positive EBITDAS in the fourth quarter of fiscal 2007, and we remain on track to be EBITDAS positive in fiscal 2008,” Henry continued. “For fiscal 2007, we now anticipate that our EBITDAS loss for the year will be in the range of $8 million to $10 million, an improvement from our previous forecast of $9 million to $11 million.”

Conference Call Reminder

In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsc.com/investors. The live call also can be accessed by dialing (913) 981-5592 and using conference ID 8759914. A telephonic playback of the call will be available from 1:00 p.m. ET today through midnight on August 15, 2007. Please call (719) 457-0820 and refer to conference ID 8759914 to access the playback.

AMERICAN SUPERCONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three months ended June 30,
	2007	2006
Revenues:
Superconductors	$5,400	$10,498
Power Systems	14,369	3,548

Total revenues	19,769	14,046

Costs of revenue	16,187	13,925

Gross profit	3,582	121

Operating expenses:
Research and development	4,214	4,063
Selling, general and administrative	6,118	3,496
Amortization of acquisition related intangibles	1,162	—
Restructuring and impairments	818	—

Total costs and expenses	12,312	7,559

Operating loss	(8,730)	(7,438)

Interest income	346	678
Other income (expense), net	(1,014)	37

Loss before income tax	(9,398)	(6,723)

Income tax expense	255	—

Net loss	$(9,653)	$(6,723)

Net loss per common share
Basic and Diluted	$(0.27)	$(0.20)

Weighted average number of common shares outstanding
Basic and Diluted	35,268	32,805

Reconciliation of Net Loss to EBITDAS (1)

(In thousands)

	Three months ended June 30,
	2007	2006
Net Loss	$(9,653)	$(6,723)
Interest income	(346)	(678)
Other income (expense), net	1,014	(37)
Income tax expense	255	—
Depreciation and amortization	2,310	1,068

EBITDA	(6,420)	(6,370)
Stock-based compensation	1,077	780

EBITDAS	$(5,343)	$(5,590)

Reconciliation of Forecast Net Loss to Forecast EBITDAS (1)

(In thousands)

	High	Low
Net Loss	$(21,000)	$(24,000)
Interest income	(3,700)	(3,700)
Other income (expense), net	1,600	1,600
Income tax expense	600	600
Depreciation and amortization	10,000	10,500

EBITDA	(12,500)	(15,000)
Stock-based compensation	4,500	5,000

EBITDAS	$(8,000)	$(10,000)

(1)	EBITDAS is a non-GAAP financial measure defined by the company as net income before interest, taxes, other income and expense, net, depreciation and amortization, and stock-based compensation. The company believes EBITDAS is an important measurement for management and investors given the increasing effect that non-cash charges such as stock compensation, amortization related to acquisitions and depreciation of capital equipment will have on the company’s net income (loss). The company regards EBITDAS as a useful measure of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS will provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of EBITDAS to GAAP net income (loss) is set forth in the table above.

AMERICAN SUPERCONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2007	March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$15,142	$15,925
Marketable securities	15,343	19,399
Accounts receivable, net	21,149	18,053
Inventory	6,629	6,853
Prepaid expenses and other current assets	2,552	1,505
Deferred tax assets	311	514

Total current assets	61,126	62,249

Property, plant and equipment, net	50,537	49,928
Assets held for sale	1,563	2,171
Goodwill	7,935	5,126
Other intangibles, net	14,166	12,849
Other assets	93	110

Total assets	$135,420	$132,433

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$20,824	$23,532
Deferred revenue & customer deposits	7,681	3,775

Total current liabilities	28,505	27,307

Non-current liabilities:
Deferred revenue & customer deposits	814	867
Deferred tax liabilities	2,422	2,518
Other non-current liabilities	94	120

Total liabilities	31,835	30,812

Stockholders’ equity:
Common stock	359	350
Additional paid-in capital	497,666	486,194
Deferred contract costs - warrant	(12)	(13)
Accumulated other comprehensive income	280	145
Accumulated deficit	(394,708)	(385,055)

Total stockholders' equity	103,585	101,621

Total liabilities and stockholders' equity	$135,420	$132,433

About AMSC

AMSC (American Superconductor Corporation—NASDAQ: AMSC) is a leading energy technologies company offering an array of solutions based on two proprietary technologies: programmable power electronic converters and high temperature superconductor (HTS) wires. The company’s products, services and system-level solutions enable cleaner, more efficient and more reliable generation, delivery and use of electric power. AMSC is a leader in alternative energy, offering grid interconnection solutions as well as licensed wind energy designs and electrical systems. As the world’s principal supplier of HTS wire, the company is enabling a new generation of compact, high-power electrical products, including power cables, grid-level surge protectors, Secure Super Grids(TM), motors, generators, and advanced transportation and defense systems. AMSC also provides utility and industrial customers worldwide with voltage regulation systems that dramatically enhance power grid capacity, reliability and security, as well as industrial productivity. The company’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, SuperVAR, D-VAR, DVC, PQ-IVR, PowerModule, PQ-SVC, Secure Super Grids, Windtec and SuperGEAR are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the company will infringe intellectual property rights of others; and the competition encountered by the company. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

Contact Information:

Jason Fredette

Director of Investor & Media Relations

American Superconductor Corporation (NASDAQ: AMSC)

508-621-4177

jfredette@amsc.com